ARTICLES OF INCORPORATION OF
MEDIA ASSETS GROUP, INC.

ARTICLE I NAME OF CORPORATION

The name of the corporation is MEDIA ASSETS GROUP, INC.

ARTICLE II PURPOSE

The purpose of this Corporation shall be to transact all lawful business for which corporations may be incorporated pursuant to the General Corporation Law of Wyoming, as amended. The Corporation shall have the power to do all and everything necessary, equitable and proper for the accomplishment of its purpose.

ARTICLE III DURATION

The duration of the corporation shall be perpetual.

ARTICLE IV CAPITAL

COMMON STOCK
The aggregate number of shares of common stock the Corporation shall have authority to issue is Five Hundred Million
(500,000,000) having a par value of $.001 per share, which shares shall be designated as ?Common Stock" or "Common
Shares".


ARTICLE V
RIGHTS OF DIRECTORS AND OFFICERS TO CONTRACT
WITH THE COMPANY

Any of the Directors or Officers of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as vendor, purchaser, or otherwise, nor shall any firm, association or corporation of which he shall be a member or in which he may be pecuniarily interested in any manner be so disqualified. No director, officer, nor any firm. association or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this Article to permit the corporation to buy from, sell, to venture with, or otherwise deal with partnerships, firms, or corporations of which the directors or officers of the corporation, or anyone or more of them, may be members, directors, or officer, or in which they or any of them may have any pecuniary interests: and the contracts of the Corporation, in absence of fraud, shall not be void or voidable or affected in any manner by reason of any such position. Furthermore, Directors of the corporation at a meeting even though they may he pecuniarily interested in matters with reference to such meeting and considered at such meeting and any such action taken at such meeting with reference to such matters by a majority of the disinterested directors, shall not be void or voidable by the corporation in the absence of fraud.
Any Director may be counted in determining the existence of a quorum and may vote at any meeting of the Board of Directors of the corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

ARTICLE VI
TRANSFER RESTRICTIONS

The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation's right to so impose such restrictions, whether by provision in the Bylaws or otherwise.

ARTICLE VII
VOTING

Cumulative voting shall not be allowed.

ARTICLE VIII
ADOPTION AND AMENDMENT OF BYLAWS

The Bylaws of the Corporation shall be adopted by its Board of Directors, or before appointment of Directors, by the Incorporator. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the Shareholders may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with statute or the Certificate of Incorporation.

ARTICLE IX
REGISTERED OFFICE AND AGENT

The Corporation?s registered office in the State of Wyoming is located at 690 S Hwy 89, Suite 200, Jackson, Wyoming 83001.
The name and address of its registered agent is Mountain
Business Center LLC.

ARTICLE X
INDEMNIFICATION

Section 10.1 General Right of Indemnification. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, Officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the corporation as a Director, Officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees) reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduce was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct ,was unlawful.

Section 10.2 Limitation for Negligence or Misconduct. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suite by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

Section 10.3. Success on Merits. To the extent that a Director, Officer, employee, fiduciary or agent of the Corporation has been successful on the merits in defense of any action, suit or proceeding referred to in Section 10.1 and 10.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney fees, actually and reasonably incurred by him in connection therewith.

Section 10.4. Majority Vote. Any indemnification under Section
10.1 or 10.2 (unless ordered by a court) and as distinguished from Section 10.3 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.1 or
10.2 above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or by the Shareholders.

ARTICLE XI
EXECUTIVE AND OTHER COMMITTEES

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee, and one or more other committees, each of which, to the extent provided in the resolution, shall have all of the authority of the Board of Directors; except that no such committee shall have the authority to:
	(1) 	Declare dividends or distributions;
	(ii) Approve or recommend to Shareholders actions or proposals required by the law of Wyoming to be approved by Shareholders;

    (iii) Fill vacancies on the, Board of Directors or any committee thereof;

     (iv) Amend the Bylaws;

    (v) 	Approve a plan of merger not requiring
Shareholders approval;

     (vi) Reduce earned or capital surplus;

   (vii) Authorize or approve the reacquisition of shares unless pursuant to general formula or method specified by the Board of Directors; or

   (viii) Authorize or approve the issuance or sale of, or any contract to issue or sell, shares or designate the terms of a Series of a class of shares.
Neither the designation of any such committee by said Board of Directors, the delegation of authority to such committee, nor any action by such committee pursuant to its authority shall constitute compliance by any member of the Board of Directors, not a member of the committee in question, with his responsibility to act in good faith, in a manner he reasonably believes to be in the beet interests of the Corporation, and with such care as an ordinarily prudent person in a like manner would use under similar circumstances.